THE MUNDER FUNDS, INC.

                                                        ARTICLES SUPPLEMENTARY


         THE MUNDER FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act") and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Board of Directors of the Corporation by resolution dated August 5, 1997, has changed the names of "The Munder All-Season Maintenance Fund, The Munder All-Season Development Fund and The Munder All-Season Accumulation Fund," each a previously designated series of the Corporation, including each class thereof, to "The Munder All-Season Conservative Fund, The Munder All-Season Moderate Fund and The Munder All-Season Aggressive Fund" effective October 29, 1997 pursuant to Section 2-605(a)(4) of Maryland General Corporate Law.

     SECOND: The Corporation is registered as an open-end investment company under the 1940 Act.

         IN WITNESS WHEREOF, The Corporation has caused these Articles Supplementary to be signed in its name on its behalf by its authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date:  August 5, 1997

                                             THE MUNDER FUNDS, INC.

[CORPORATE SEAL]

                                        By: _________________________
                                              Terry H. Gardner
                                              Vice President

Attest:

---------------------
Lisa Anne Rosen
Assistant Secretary


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